IntelGenx to Regain Exclusive Worldwide Rights to Develop and
Commercialize RIZAPORT®

- FDA Requests More Information Before Full Review of RIZAPORT® NDA
Resubmission -

Saint Laurent, Quebec: December 05, 2017 - IntelGenx Corp. (TSXV: IGX; OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced it has received notice that RedHill Biopharma Ltd. (NASDAQ: RDHL) (Tel-Aviv Stock Exchange: RDHL) (“RedHill”) intends to terminate its agreement with the Company for the co-development and commercialization of RIZAPORT®. The termination notice follows receipt of a communication by the U.S. Food and Drug Administration (“FDA”) indicating that, based on an initial review of the 505(b)(2) New Drug Application (“NDA”) resubmission for RIZAPORT® 10 mg, the Agency will require additional information before the NDA resubmission is deemed complete and permitted a full review.

RIZAPORT® is a proprietary oral thin-film formulation of rizatriptan for the treatment of acute migraines. RIZAPORT® offers an innovative and potentially advantageous therapeutic alternative for many migraine patients, primarily patients who suffer from dysphagia or migraine-related nausea, due to its convenient dosing, facile intake due to the lack of need for water, and neutral flavor.

Following a first RIZAPORT® NDA submission to the FDA in March 2013, IntelGenx and RedHill received a Complete Response Letter (“CRL”) from the Agency. The questions raised by the FDA, which triggered the current resubmission, primarily related to third party chemistry, manufacturing and controls, and the packaging and labeling of the product. The FDA raised no questions or deficiencies relating to RIZAPORT®’s safety and bio-equivalence data and did not require additional clinical trials.

"We are disappointed by the delay, but remain committed to working with the FDA to achieve our goal of bringing this product to the U.S. market,” commented Dr. Horst G. Zerbe, President and CEO of IntelGenx. “To that end, we are planning to meet with the Agency as soon as practicable to clarify its additional information request.”

Dr. Zerbe continued, “We are grateful for RedHill’s support over the past few years and believe that the data generated through this partnership validate the potential for RIZAPORT® as a new therapeutic option for the benefit of patients suffering from migraines. IntelGenx will continue its dialogue with prospective new commercial partners for RIZAPORT® in the U.S., Europe and other territories, and we do not expect this change to materially affect those discussions. We also intend on fully honoring the existing licensing agreements with Grupo JUSTE S.A.Q.F and Pharmatronic Co. to commercialize RIZAPORT® in Spain and South Korea, respectively.”

About RIZAPORT® (RHB-103):

RIZAPORT® is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®. RIZAPORT® 5 mg and 10 mg were approved for marketing in Germany in October 2015 and in Luxembourg in April 2017 under the European Decentralized Procedure. A New Drug Application for RIZAPORT® was resubmitted to the U.S. FDA in October 2017.

Rizatriptan is considered to be one of the most effective oral triptans, a class of molecules that constricts blood vessels in the brain to relieve swelling and other migraine symptoms. RIZAPORT® is based on IntelGenx's proprietary VersaFilm™ technology. It dissolves rapidly and releases its active ingredient in the mouth, leading to efficient absorption of the drug through the gastrointestinal tract. The administration method of the RIZAPORT® oral soluble film, which does not require the patient to swallow a pill or consume water, along with its neutral flavor, presents a potentially attractive therapeutic alternative for migraine patients, specifically for patients who suffer from migraine-related nausea, estimated to be approximately 80% of the total migraine patient population and patients suffering from dysphagia (difficulty swallowing)1.

Reference:

1 Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache-related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache. 2013 Jan;53(1):93-103.

About IntelGenx:

Established in 2003, IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical films based on its proprietary VersaFilm™ technology platform.

IntelGenx' highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx' state-of-the-art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to its clients. More information about the company can be found at www.intelgenx.com.

Forward-Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

Or

Andre Godin, CPA, CA
Executive Vice-President and CFO
IntelGenx Corp.
(514) 331-7440 ext 203
andre@intelgenx.com